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                                                                   EXHIBIT 23.2




              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 1991 Stock Plan, 1996 Employee Stock Purchase Plan and 1996 Director Option Plan of Cardiac Pathways Corporation of our report dated April 11, 1996 (except for the second paragraph to Note 14, as to which the date is June 5, 1996) with respect to the financial statements of Cardiac Pathways Corporation for the year ended June 30, 1995 and the nine months ended March 31, 1996, included in the Prospectus and Registration Statement (No. 333-3616) on Form S-1, filed with the Securities and Exchange Commission.


                                      /s/  Ernst & Young LLP

San Jose, California
July 3, 1996